Exhibit 99.1

Text of Press Release

FOR IMMEDIATE RELEASE

Investor Contact:	Kevin F. McLaughlin, Senior Vice President and Chief Financial Officer of PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4274 or kevin.mclaughlin@praecis.com.

PRAECIS PHARMACEUTICALS INCORPORATED

Reports Third Quarter 2003 Financial Results

Waltham, MA —October 24, 2003 — PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS) today announced consolidated financial results for the three and nine months ended September 30, 2003.

The Company’s net loss for the three months ended September 30, 2003 was approximately $12,785,000, or $0.25 per diluted share, compared to a net loss of approximately $5,568,000, or $0.11 per diluted share, for the three months ended September 30, 2002.  For the nine months ended September 30, 2003, net loss was $39,750,000, or $0.77 per diluted share, compared to a net loss of $32,469,000, or $0.63 per diluted share, for the nine months ended September 30, 2002.

The increased loss for the three and nine months ended September 30, 2003 was due entirely to a non-recurring gain of $16,020,000 in the third quarter of 2002.  For the three and nine months ended September 30, 2003, compared to the corresponding periods in 2002, operating expenses were lower due principally to a reduction in clinical and development spending on the Plenaxis™ program.  This reduction was partially offset by higher spending on pre-commercialization activities in connection with the potential launch of Plenaxis™.  At September 30, 2003, the Company had cash and cash equivalents and marketable securities of approximately $156,686,000, compared to approximately $195,035,000 at December 31, 2002.  The Company is updating its expected cash utilization for 2003 to be approximately $55.0 million to $60.0 million, compared to its previous guidance of approximately $65.0 million.  The Company expects to end the year with between $135.0 million and $140.0 million in cash, cash equivalents and marketable securities.

Commenting on the results of the third quarter, Malcolm L. Gefter, Ph.D., PRAECIS’ Chairman and Chief Executive Officer, stated, “During the third quarter, we continued our discussions with the United States Food and Drug Administration (FDA) regarding our New Drug Application for Plenaxis™ and expect a positive outcome on November 26, 2003.  In addition, we are pleased with the progress of our other clinical and our preclinical programs, as well as our research activities utilizing our proteomics-based platform technology.”

With regard to its pre-commercialization efforts for Plenaxis™, the Company has made significant progress in its preparations for the potential launch of Plenaxis™ and continues to expect that Plenaxis™ will be available in the United States during the first quarter of 2004 for use in patients with advanced symptomatic prostate cancer for whom the use of existing hormonal therapies may not be appropriate.  Specifically, the Company is ready to launch a number of marketing initiatives, is submitting promotional launch materials to the FDA for review, and has identified its regional sales management candidates, who will come on board immediately following a positive FDA action, with the goal of having a sales force of approximately 50 people in place early in 2004.

With respect to its clinical program for PPI-2458, the Company intends to initiate a Phase I dose escalation study in non-Hodgkin’s lymphoma patients during the fourth quarter of 2003.  This study will utilize an accelerated dosing regimen in one-month treatment cycles, with the option for patients to continue on the study for multiple one-month cycles.  The primary goal of the study is to establish the maximum tolerated dose (MTD) of orally administered PPI-2458 in this patient population.  The study will also utilize a proprietary pharmacodynamic assay to evaluate the inhibition of the target enzyme, MetAP2.

With respect to its clinical program for Apan, the Company’s drug candidate for the treatment of Alzheimer’s disease, the Company is currently midway through its Phase Ib clinical study and anticipates completing this study during the first half of 2004.  In this dose escalation study, Alzheimer’s disease patients are being treated with a single dose of Apan, with the goal of determining the MTD in patients.  Shortly after the completion of the Phase Ib study, the Company anticipates initiating a Phase Ic study in which the safety of giving multiple doses of Apan to Alzheimer’s patients will be evaluated.

There will be a conference call to discuss this press release today beginning at 9:00 a.m. (EDT).  This call will be broadcast live over the Internet at  http://www.praecis.com under “Investor

Relations.”  A telephonic replay of this call will be available beginning at 12:00 Noon (EDT), until midnight Monday, October 27, by calling 888-203-1112 (domestic toll-free) or 719-457-0820, and entering the passcode 483058.  This press release, including the financial results relating to PRAECIS’ third quarter, is also available on PRAECIS’ web site under “News Center.”

The Company is planning to report fourth quarter and year end 2003 results on January 30, 2004.  For information regarding live webcasts and investment community conference calls related to fourth quarter and year end 2003 results, please refer to http://www.praecis.com approximately one week prior to the financial reporting release date.

PRAECIS PHARMACEUTICALS INCORPORATED is a biotechnology company focused on the discovery and development of pharmaceutical products using its proprietary LEAP™ (Ligand Evolution to Active Pharmaceuticals) technology.  LEAP™ combines the power of biological selection with the advantages of medicinal chemistry in a unique molecular evolution process.  PRAECIS employed LEAP™ in the development of Plenaxis™, its candidate for the treatment of hormonally responsive advanced prostate cancer and endometriosis.  PRAECIS also has clinical programs in Alzheimer’s disease and non-Hodgkin’s lymphoma, and has other programs in the research or preclinical development stage.

This news release contains forward-looking statements, including, but not limited to, statements regarding the Company’s expected cash utilization and cash position, the continued regulatory review by the United States Food and Drug Administration (FDA) of a New Drug Application for, and commercialization plans for, Plenaxis™ for the treatment of advanced symptomatic prostate cancer patients for whom the use of existing hormonal therapies may not be appropriate, the initiation of a clinical trial for PPI-2458 for the treatment of non-Hodgkin’s lymphoma and the continuation of the Company’s clinical program in Alzheimer’s disease.  These statements are based on the Company’s current beliefs and expectations as to future outcomes.  Such statements are subject to numerous factors and uncertainties. These include, but are not limited to, the timing and content of decisions made by the FDA, the Company’s ability to hire a sales force and successfully carry out the commercialization planning process, delays in manufacturing, unexpected results in ongoing and future clinical or preclinical trials and related analyses, the need for additional research and testing, including as a result of unanticipated determinations by the FDA, and unexpected expenditures, as well as the risks set forth from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

PRAECIS PHARMACEUTICALS INCORPORATED

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2003	2002	2003

Corporate collaboration revenue	$—	$—	$1,029	$—

Costs and expenses:
Research and development	19,986	9,918	44,840	30,887
Sales and marketing	325	732	1,039	2,794
General and administrative	2,274	2,443	7,131	7,171
Total costs and expenses	22,585	13,093	53,010	40,852

Operating loss	(22,585)	(13,093)	(51,981)	(40,852)

Interest income, net	997	308	3,492	1,102
Gain on termination of collaboration agreement	16,020	—	16,020	—

Net loss	$(5,568)	$(12,785)	$(32,469)	$(39,750)

Basic and diluted net loss per share	$(0.11)	$(0.25)	$(0.63)	$(0.77)

Weighted average number of basic and diluted shares outstanding	51,782	51,883	51,643	51,838

PRAECIS PHARMACEUTICALS INCORPORATED

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2002	September 30, 2003

Cash and cash equivalents	$64,913	$89,446
Marketable securities	130,122	67,240
Other current assets	848	1,135
Net fixed assets and other assets	72,367	69,123

Total assets	$268,250	$226,944

Current liabilities	$10,360	$9,431
Long term liabilities	33,000	32,067
Total stockholders’ equity	224,890	185,446

Total liabilities and stockholders’ equity	$268,250	$226,944